Exhibit 99.11

EARLY WARNING REPORT AND PRESS RELEASE FILED PURSUANT TO
NATIONAL INSTRUMENT 62-103

and

Sections 176(1), 176(2), and 176(3) of the Securities Act (Alberta)
Sections 111(1) and 111(2) of the Securities Act (British Columbia)
Sections 92(1) and 92(2) of the Securities Act (Manitoba)
Sections 102(1) and 102(2) of the Securities Act (Newfoundland)
Sections 107(1) and 107(2) of the Securities Act (Nova Scotia)
Sections 101(1) and 101(2) of the Securities Act (Ontario)
Sections 147.11 and 147.12 of the Securities Act (Quebec)
Sections 126(1) and (2) of the Securities Act (New Brunswick)
Sections 110(1) and 110(2) of the Securities Act, 1988 (Saskatchewan)

1.                                      Name and address of offeror:

Chinalco Canada B.C. Holdings Ltd. (“Chinalco”)
No.62, North Xizhimen Street
Beijing, 100082
China

2.                                      Designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances:

Chinalco announced on July 31, 2007 that 113,403,528 common shares of Peru Copper Inc. (“Peru Copper”), representing approximately 91% of the outstanding common shares of Peru Copper (excluding common shares owned by Chinalco) had been tendered to the take-over offer (the “Offer”) made by Chinalco, a wholly-owned subsidiary of Aluminum Corporation of China.  A copy of the new release of Chinalco announcing the successful completion of the Offer is attached as Exhibit A to this report.

Subsequent to July 31, 2007, certain shareholders who tendered under Notice of Guaranteed Delivery defaulted in delivery of shares resulting in Chinalco acquiring 112,256,781 common shares of Peru Copper, representing approximately 90.5 % of the outstanding common shares of Peru Copper (excluding common shares owned by Chinalco), pursuant to the Offer.

3.                                      Designation and number or principal amount of securities and the offeror ‘s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the news release:

As of the date of this report, Chinalco owns 125,456,781 common shares of Peru Copper representing approximately 91.4% of all the issued and outstanding common shares of Peru Copper.

4.                                      Designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (3) over which

(a)                                  the offeror, either alone or together with any joint actors, has ownership and control:

125,456,781 common shares of Peru Copper, representing approximately 91.4% of all the issued and outstanding common shares.

(b)                                  the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor:

Not applicable.

(c)                                  the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership:

Not applicable.

5.                                      Name of the market in which the transaction or occurrence that gave rise to the news release took place:

Not applicable.

6.                                      Purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to the news release, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

To acquire all of the outstanding common shares of Peru Copper by way of the Offer that Chinalco did not already own.

7.                                      General nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the news release, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

Not applicable.

8.                                      Names of any joint actors in connection with the disclosure required by this report:

Not applicable.

9.                                      In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror:

The common shares of Peru Copper, which are listed on the Toronto Stock Exchange under the symbol “PRC”, the American Stock Exchange and the Lima Stock Exchange under the symbol “CUP”, were acquired for cash consideration of Cdn$6.60 per common share or US$6.24 (the U.S. dollar equivalent of Cdn$6.60 based on the Bank of Canada noon day exchange rate on August 1, 2007).

10.                               If applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements or Part 4 of National Instrument 62-103 in respect of the reporting issuer’ s securities:

Not applicable.

DATED this 24th day of August, 2007.

CHINALCO CANADA B.C. HOLDINGS LTD.

By:	/s/ Yu Tai
Name: Yu Tai
Title: Director